Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-190523) of ATN International, Inc. of our report dated October 19, 2016 relating to the financial statements of KeyTech Limited, which appears in this Current Report on Form 8-K/A of ATN International, Inc.

/s/ PricewaterhouseCoopers Ltd.
Hamilton, Bermuda
November 25, 2016